French Pledge Agreement
                                                                      N___U_

                  Exhibit C-4 to Note Purchase Agreement

              (FORM OF OWNED AIRCRAFT FRENCH PLEDGE AGREEMENT)

 THIS AGREEMENT HAS BEEN PREPARED BASED UPON THE ASSUMPTION THAT BOTH SERIES G AND SERIES C EQUIPMENT NOTES WILL BE ISSUED. IF SERIES C EQUIPMENT NOTES ARE NOT ISSUED ON A PARTICULAR CLOSING DATE, THIS AGREEMENT SHALL BE MODIFIED TO REMOVE REFERENCES TO SERIES C EQUIPMENT NOTES AND TO MAKE OTHER RELATED CHANGES.

                      FRENCH PLEDGE AGREEMENT (N___U_)


 THIS PLEDGE is made on this ___ day of _______, ____  (this "Pledge")

 BETWEEN:

 (1) US Airways, Inc., a Delaware corporation having its principal place of business at 2345 Crystal Drive, Arlington, Virginia 22227 U.S.A. (together with its successors and permitted assigns, hereinafter referred to as the "Pledgor"); and

 (2) State Street Bank and Trust Company of Connecticut, National Association, a national banking association having its principal place of business at 225 Asylum Street, Goodwin Square, Hartford, Connecticut 06103 U.S.A., acting not in its individual capacity but solely as Indenture Trustee under the Indenture (as hereinafter defined) (together with its successors and assigns, hereinafter referred to as the "Pledgee").

 RECITALS

        (A) Pursuant to the terms of the Indenture, the Pledgor has, inter alia, assigned to the Pledgee by way of collateral security certain of its right, interest, claims and demands in and to the Purchase Agreement (as defined in the Indenture).

        (B) The Pledgor and the Pledgee wish to create a pledge under French law of the right, interest, claims and demands of the Pledgor in and to the Purchase Agreement.


 NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

 1.     DEFINITIONS

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Indenture (whether set out therein or incorporated by reference).

        "Indenture" means the Indenture and Security Agreement, dated as of _____________ ____, _____ and made between the Pledgor and the Pledgee.

 2.     PLEDGE

        (a) In order to assure the due performance by the Pledgor of the Secured Obligations and in order to secure the payment of all amounts due and owing by the Pledgor in connection therewith (whether of principal, interest or other amounts), the Pledgor hereby grants and pledges to the Pledgee, all of the Pledgor's right, title and interest in and to (i) all of the Pledgor's right, title and interest in and to (x) the Bill of Sale,
 (y) Clauses 12, 13 and 17 of the Purchase Agreement (the "Pledged Rights") and (z) the Consent and Guaranty (insofar as such Consent and Guaranty relates to the Pledged Rights), as and to the extent that the same relates to the Aircraft, except to the extent reserved below, including, without limitation, in such pledge to Pledgee (A) all claims for damages in respect of such Aircraft arising as a result of any default by AVSA under Clause 12, 13 or 17 of the Purchase Agreement, including, without limitation, all warranty, service life policy and indemnity provisions contained in Clause 12 of the Purchase Agreement in respect of the Aircraft and all claims thereunder and under the Consent and Guaranty in respect of the Aircraft and (B) any and all rights of Pledgor to compel performance of the terms of Clause 12, 13 and 17 of the Purchase Agreement and the Consent and Guaranty in respect of the Aircraft; reserving to the Pledgor, however, all Pledgor's rights and interests in and to Clauses 12, 13 and 17 of the Purchase Agreement and the Consent and Guaranty as and to the extent that Clause 12, 13 or 17 of the Purchase Agreement and the Consent and Guaranty relate to aircraft other than the Aircraft and to the extent that the Purchase Agreement and the Consent and Guaranty relate to any other matters not directly pertaining to the Aircraft.

        (b) If and so long as there shall not exist and be continuing an Event of Default and, if an Event of Default is continuing, so long as Pledgor remains in possession of the Aircraft, Pledgee hereby authorizes Pledgor, to the exclusion of Pledgee, to exercise in Pledgor's name all rights and powers related to the Pledged Rights and to retain any recovery or benefit resulting from the enforcement of any of the Pledged Rights in respect of the Aircraft, except that Pledgor may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of Pledgee if such change order, amendment, modification or supplement would result in any rescission, cancellation or termination of the Pledged Rights in respect of the Aircraft or in any way limit the rights pledged hereunder.

        (c) Subject to the terms hereof, Pledgee accepts the pledge contained in this Clause 2.

        (d) It is understood that this Pledge is granted as security for the payment of:

        (i) the principal amount of US$__________ payable with respect to the Equipment Notes issued pursuant to the Indenture;

        (ii) interest on the outstanding amounts at the rate of ____% with respect to the Equipment Note;

        (iii) all other amounts payable by the Pledgor to the Pledgee under the Operative Documents; and

        (iv) any expenses incurred in the enforcement of the payment obligations and recovery of the sums payable under the Operative Documents.

 3.     NOTIFICATION

        The Pledgor shall, in accordance with Article 2075 of the French Civil Code, register a French translation of this Pledge with the relevant French tax authorities ("recette des impOts") and shall give notice thereof by huissier to AVSA, S.A.R.L. and Airbus Industrie G.I.E..

 4.     GOVERNING LAW

        The Pledge is of a commercial nature and shall be governed by and construed in accordance with the laws of France.


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        IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be duly executed as of the day and year first above written.


                                 US AIRWAYS, INC.


                                 By:   __________________________________
                                 Name:
                                 Title:


          `                      STATE STREET BANK AND TRUST
                                 COMPANY OF CONNECTICUT, NATIONAL
                                 ASSOCIATION, not in its individual
                                 capacity but solely as Indenture Trustee


                                 By:  ___________________________________
                                 Name:
                                 Title: